Exhibit 1

JOINT FILING AGREEMENT

Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares of Valens Semiconductor Ltd.; each of them is responsible for the timely filing of such Schedule 13G and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of them is responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate. In accordance with Rule 13d-1(k)(1), the undersigned hereby agree to the joint filing with each other on behalf of each of them of such a statement on Schedule 13G and any amendments thereto with respect to the equity securities (as defined in Rule 13d-1(i)) of the Issuer, beneficially owned by each of them. This Joint Filing Agreement shall be included as an exhibit to such Schedule 13G and any amendments thereto.

This agreement may be executed in any number of counterparts, each of which shall be deemed an original.

May 6, 2024

/s/ Ido Nouberger	/s/ Victor Shamrich
Value Base Ltd.
By: Ido Nouberger	Victor Shamrich
Title: CEO	Chairman

/s/ Victor Shamrich
Victor Shamrich

/s/ Ido Nouberger
Ido Nouberger

/s/ Ido Nouberger	/s/ Victor Shamrich
Value Base Fund Limited Partnership By: Value Base Fund Management Ltd.
By: Ido Nouberger*	Victor Shamrich*
Title: Director	Director

/s/ Ido Nouberger	/s/ Victor Shamrich
Value Base Fund Invest 1, Limited Partnership By: Value Base Invest Management Ltd.
By: Ido Nouberger**	Victor Shamrich**
Title: Director	Director

* Signature authority provided in Exhibit 2 to this statement on Schedule 13G.

** Signature authority provided in Exhibit 3 to this statement on Schedule 13G.